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                   U.S. SECURITIES AND EXCHANGE COMMISSION       +-------------+
                              WASHINGTON D.C. 20549              | OMB Number |
                                                                 |  3235-0058  |
                                  FORM 12b-25                    |  expires    |
                           NOTIFICATION OF LATE FILING           | 4/30/2009   |
                                                                 |             |
                                                                 | SEC File #  |
                                                                 |  000-23761  |
                                                                 +-------------+
(Check One):  [ ] Form 10-KSB [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-QSB
              [ ] Form 10D    [ ] Form N-SAR [ ] Form N-CSR

                         For Period Ended: June 30, 2007
                                           -------------
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
            For the Transition Period Ended: ________________________

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Read Instruction Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

BRILLIANT TECHNOLOGIES CORPORATION
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Full Name of Registrant

ADVANCED TECHNOLOGY INDUSTRIES, INC.
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Former Name if Applicable

                           211 MADISON AVE., APT 28B
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Address of Principal Executive Office (Street and Number)

NEW YORK, NEW YORK 10016
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City, State, Zip Code

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                                     PART II
                            RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         XX (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                                    PART III
                                    NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period.

The officers responsible for preparing the report could not gather together the necessary information and prepare the report in sufficient time for filing timely because of other pressing company matters and circumstances beyond their control.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Allan Klepfisz                 212         532-2736
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     (Name)                (Area Code)    (Telephone No.)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                   [x]Yes  [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   [ ]Yes  [x]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                      BRILLIANT TECHNOLOGIES CORPORATION
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2007                By: /s/ Allan Klepfisz
                                         --------------------
                                         Chief Executive Officer